Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synalloy Corporation:

We consent to the incorporation by reference in the registration statements No. 333-230447 on Form S-3 and No. 333-188937 on Form S-8 of Synalloy Corporation of our reports dated March 6, 2020, with respect to the consolidated balance sheets of Synalloy Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Synalloy Corporation.
Our report on the consolidated financial statements refers to a change in accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.
/s/ KPMG LLP
Richmond, Virginia
March 6, 2020